Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF TUBEMOGUL, INC.

TubeMogul, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is TubeMogul, Inc.

2. The corporation was incorporated in Delaware pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 21, 2014.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the corporation as herein set forth in full:

ARTICLE I

The name of the corporation (hereinafter, the “Corporation”) is TubeMogul, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent, 19901. The name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” each with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 62,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 31,174,947 shares.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall be comprised of 4,177,390 shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall be comprised of 7,847,028 shares and shall be designated “Series A-1 Preferred Stock.” The third series of Preferred Stock shall be comprised of 10,298,658 shares and shall be designated “Series B Preferred Stock.” The fourth series of Preferred Stock shall be compromised of 8,851,871 shares and shall be designated “Series C Preferred Stock.” The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as follows:

1. Dividends. The holders of the then outstanding Preferred Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors of the Corporation (the “Board”), out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the annual rate of $0.0485 per share of Series A Preferred Stock, $0.03499 per share of Series A-1 Preferred Stock, $0.07768 per share of Series B Preferred Stock, and $0.2590 per share of Series C Preferred Stock, each as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”). No dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 1) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. After any dividend preferences of the Preferred Stock have been paid in full for a given calendar year, any and all remaining dividends to be paid in such calendar year, if any, will be paid on the Preferred Stock and Common Stock pro-rata on an as-converted basis. The right to dividends on shares of Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

2. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation Event, the holders of the Preferred Stock then outstanding shall be entitled to receive, on a pari passu basis with respect to all series of Preferred Stock and prior and in preference to any distribution of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock then held by them equal to (i) $0.6062 per share for the Series A Preferred Stock (the “Original Series A Price”), (ii) $0.4374 per share for the Series A-1 Preferred Stock (the “Original Series A-1 Price”), (iii) $0.9710 per share for the Series B Preferred Stock (the “Original Series B Price”), and (iv) $3.2374 per share for the Series C Preferred Stock (the “Original Series C Price” and, together with the Original Series A Price, the Original Series A-1 Price, the Original Series B Price, and, in each case, as adjusted for any Recapitalization Event, the “Original Issue Price”), plus all declared and unpaid dividends thereon to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution to the holders of

Preferred Stock are insufficient to permit the payment to the holders of Preferred Stock of their full preferential amounts specified in this Section 2(a), then the entire assets available for distribution to stockholders shall be distributed with equal priority and pro rata among the holders of Preferred Stock in proportion to the full preferential amounts which they would otherwise be entitled to receive pursuant to the preceding sentence of this Section 2(a).

(b) Remaining Assets. After the full preferential amounts due the holders of Preferred Stock pursuant to Section 2(a) have been paid or set aside, any remaining assets of the Corporation available for distribution to its stockholders shall be distributed with equal priority and pro rata to the holders of Common Stock in proportion to the number of shares of Common Stock then held by each holder.

(c) Treatment of Shares. For purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this Section 2(c), then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) Reorganization. For purposes of this Section 2, a “Liquidation Event” shall be deemed to be occasioned by, or to include: (i) the consummation of an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding (1) a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold, immediately following the consummation of the transaction by virtue of their shares in the Corporation or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially identical to those that existed immediately prior to such transaction and with substantially the same rights, preferences, privileges and restrictions as the shares they held immediately prior to the transaction; (2) any sale of equity securities primarily for bona fide capital raising purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof); (ii) the closing of a sale, lease, transfer, or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender unanimously approved by the Board) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary); (iii) the grant to a single entity (or group of affiliated entities) of an exclusive license to all or substantially all of the Corporation’s intellectual property or (iv) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any particular transaction of series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (the “Requisite Holders”) by written notice to the Corporation at least five (5) days prior to the effective date of such event.

(e) Valuation of Non-Cash Consideration. In the event of any liquidation of the Corporation involving the distribution of assets other than cash to the stockholders of the Corporation, the value of the assets to be distributed shall be determined as follows:

(i) In the case of securities that are not subject to investment letter or other similar restrictions on free tradability,

(A) if traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities over the 10 day period ending three days prior to the closing;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of (i) the average of the last bid and ask prices or (ii) the closing sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; and

(C) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board and the Requisite Holders.

(ii) In the case of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate), the value shall be based on an appropriate discount from the market value determined as above in Section 2(d)(i) to reflect the approximate fair market value thereof, as mutually determined by the Board and the Requisite Holders.

(iii) In the case of any other property, the value shall be equal to the property’s fair market value, as determined in good faith by the Board.

(f) Treatment of Contingent Consideration. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement for such transaction shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into a number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the then applicable Conversion Price for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock shall initially be the Original Issue Price for such series of Preferred Stock, and shall be subject to adjustment thereafter as provided in Section 3(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or Form SB-2 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock with aggregate gross proceeds to the Corporation (prior to underwriters’ commissions and expenses) of not less than $50,000,000 and with a pre-offering valuation of the Corporation of at least $300,000,000 (a “Qualified Public Offering”), or (ii) the date specified by vote or written consent of (1) the Requisite Holders and (2) with respect to the shares of Series C Preferred Stock, in the event that such conversion is being effected in contemplation of (A) a Liquidation Event and the amount to be received by a holder of Series C Preferred Stock pursuant to Section 2(a) in such contemplated Liquidation Event would be greater if such holder did not convert shares of Series C Preferred Stock into shares of Common Stock or (B) a public offering (other than a Qualified Public Offering) covering the offer and sale of the Common Stock and the price per share in such offering is less than the Original Series C Price, then the holders of a majority of the then outstanding shares of Series C Preferred Stock (voting together as a separate class).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that, in the case of an automatic conversion upon an initial public offering pursuant to Section 3(b), such conversion shall be deemed to have been made immediately prior to the closing of the offering) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates.

(d) Adjustments to Conversion Price for Dilutive Issuances.

(i) Special Definitions. For purposes of this Section 3(d), the following definitions shall apply:

(A) “Original Issue Date” shall mean, with respect to any series of Preferred Stock, the date on which shares of such series are first issued by the Corporation.

(B) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(ii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(1) shares of Common Stock issued upon conversion of Preferred Stock;

(2) shares of Series A-1 Preferred Stock;

(3) shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation or any subsidiary, for the primary purpose of soliciting or retaining their services pursuant to any stock option plan or agreement or other stock incentive program or agreement, in each case approved by the Board;

(4) shares issued or issuable to landlords, equipment lessors, lenders or other financial institutions in a commercial transaction or arrangement approved by the Board;

(5) shares issued in connection with the acquisition by the Corporation of voting control or some or all of the assets of another business entity in a transaction approved by the Board;

(6) shares for which an adjustment is made pursuant to Section 3(d)(v);

(7) shares issued in connection with acquisitions of technology or intellectual property in transactions that are approved by the Board; or

(8) shares issued or issuable to any other persons or entities with which the Corporation has business relationships, provided that such issuances are approved by the Board and are not primarily for capital-raising purposes.

(C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(D) “Convertible Securities” shall mean any evidences of indebtedness, shares of Preferred Stock or other securities convertible into or exchangeable for Common Stock.

(ii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the following provisions shall apply:

(A) The maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) Except as provided in paragraphs (C) and (D) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(C) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change resulting from the antidilution provisions of such Options or Convertible Securities), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that such recomputed Conversion Price shall not exceed the Conversion Price that would have been in effect had the original issuance of Options or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Common Stock.

(D) Upon the expiration of any such Options or Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities.

(iii) Adjustment of Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)) after the Original Issue Date of any series of Preferred Stock without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to such issuance, then and in each such event the Conversion Price for such series shall be reduced to a price (rounded to the nearest one tenth of one cent) equal to such Conversion Price multiplied by a fraction:

(x) the numerator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and

(y) the denominator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued.

For the purposes of this paragraph (iii), the number of shares of Common Stock deemed to be outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

(iv) Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by Board in the good faith exercise of its reasonable business judgment; and

(3) in the event Additional Shares of Common Stock are issued together with other securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined by Board in the good faith exercise of its reasonable business judgment.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d) relating to Options and Convertible Securities shall be equal to:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, divided by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v) Other Adjustments to Conversion Price.

(A) Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock after the Original Issue Date of a series of Preferred Stock, the Conversion Price for such series in effect immediately prior to such subdivision, combination or consolidation shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

(B) Common Stock Dividends and Distributions. If, after the Original Issue Date of a series of Preferred Stock, the Corporation at any time or from time to time issues, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, the Conversion Price for such series that is then in effect shall be decreased by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend or distribution is not paid in full on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(v)(B) to reflect the actual payment of such dividend or distribution.

(C) Other Distributions. In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise subject to adjustment pursuant to this Section 3(d)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), or shall fix a record date for determination of holders of Common Stock entitled to receive such a distribution, then, in each such case, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

(D) Recapitalizations and Reorganizations. In the case of any capital recapitalization or reorganization (other than a subdivision, combination or other recapitalization provided for elsewhere in this Section 3 or a merger or sale of assets provided for in Section 2), or the fixing of any record date for determination of holders of Common Stock affected by such recapitalization or reorganization, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, the type and number of shares of stock or other securities or property of the Corporation or otherwise that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after the recapitalization or reorganization to the greatest extent practicable.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a share of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of a Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for the series of Preferred Stock held by such holder and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board. The number of whole shares issuable to each holder of a series of Preferred Stock upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of such series being converted into Common Stock by such holder at that time.

(g) Notices of Record Date. In the event (i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend or other distribution (other than a cash dividend) or to subscribe for or purchase any shares of stock of any class or to receive any other rights, (ii) of any capital reorganization, reclassification or recapitalization (other than a subdivision or combination of its outstanding shares of Common Stock), or (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation or any transaction deemed to be a liquidation pursuant to Section 2, then, and in any such case, the Corporation shall cause to be mailed to each holder of record of the Preferred Stock at the address of record of such stockholder as set forth on the Corporation’s books, at least 20 days prior to the earliest date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights or (y) such reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, dissolution, liquidation or winding up; provided, however, that such notice period may be shortened upon the written consent of Requisite Holders. If any material change in the facts set forth in the written notice shall occur, the Corporation shall promptly give written notice of such material change to each holder of shares of Preferred Stock.

(h) No Impairment. Without obtaining such consent of the holders of Preferred Stock as may be required under Section 5, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. Voting Rights.

(a) General. Each holder of Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of

Preferred Stock could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote.

(b) Election of Directors. At each election of directors of the Corporation, (i) for so long as at least 2,000,000 shares of Series A-1 Preferred Stock and at least 2,000,000 shares of Series B Preferred Stock remain outstanding (each series as adjusted for any Recapitalization Events), the holders of Series A Preferred Stock and Series A-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director, (ii) the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director, (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) directors and (iv) the holders of Preferred Stock and Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining directors of the Corporation.

5. Protective Provisions.

(a) As long as shares of the Preferred Stock are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the Requisite Holders:

(i) modify the rights, preferences, privileges or restrictions of the Preferred Stock so as to adversely affect the Preferred Stock;

(ii) increase the total number of authorized shares of Common Stock or Preferred Stock;

(iii) authorize or issue, or obligate itself to issue, any other equity security having a preference senior to, or on a parity with, the Series C Preferred Stock with respect to dividends, liquidation, redemption or voting;

(iv) declare or pay any dividend on the Common Stock, other than a dividend payable solely in shares of Common Stock;

(v) redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock other than in connection with (i) the repurchase of Common Stock at the original purchase price from employees, officers, directors, consultants or other service providers pursuant to agreements providing for such repurchase upon termination of employment, or (ii) the exercise of a contractual right of first refusal entitling the Corporation to purchase such shares upon substantially the same terms offered by a third party, provided that the purchase is approved by the Board;

(vi) effect a reclassification, recapitalization or similar event, by merger or reorganization or otherwise, with respect to any outstanding shares of the Corporation’s capital stock;

(vii) consent to or consummate a Liquidation Event;

(viii) create a subsidiary of the Corporation;

(ix) change the authorized number of directors of the Corporation;

(x) amend the Certificate of Incorporation or bylaws of the Corporation;

(xi) incur indebtedness or guaranty of more than $50,000 in the aggregate or at any one time, unless unanimously approved by the Board; or

(xii) transfer or grant any rights to the Corporation’s intellectual property, other than licenses incidental to sales of the Corporation’s products in the ordinary course of business.

(b) As long as shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, voting as a separate series, alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, so as to affect such series adversely, but not so affect all other outstanding series of Preferred Stock.

(c) As long as shares of the Series C Preferred are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate series:

(i) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation in a manner that adversely alters or changes the rights, preferences or privileges of the holders of Series C Preferred Stock;

(ii) authorize or create, or issue or obligate itself to issue, any new class or series of shares (including any security convertible into or exercisable for any such security) having rights, preferences or privileges senior to the Series C Preferred Stock; or

(iii) amend this Section 5(c).

6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, or otherwise acquired by the Corporation, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

7. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

8. Consent to Certain Repurchases. To the extent the Corporation may be subject to Section 2115 of the California Corporations Code, each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Section 500 of the California Corporations Code (or for purposes of former Sections 502 and 503 thereof, and any successor provisions thereto), to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by directors, employees, consultants or other service providers (i) upon termination of their employment or services, (ii) in connection with other repurchases from employees at the then deemed fair market value of the Common Stock, if approved by the Board of Directors of the Corporation, or (iii) in connection with the exercise by the Corporation of contractual rights of first refusal or first offer pursuant to agreements providing for the right of said repurchase between the Corporation and such persons, provided the terms of such repurchase shall have been approved by the Board of Directors of the Corporation, and agrees that any such distributions can be made without regard to the “preferential rights amount” or “preferential rights” or “preferential dividends arrears amount” referenced in Section 500(b) of the California Corporations Code.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws of the Corporation so provide.

ARTICLE VI

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article VII, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

ARTICLE VIII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the Delaware General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, the affirmative vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any repeal or modification of the foregoing provisions of this Article VIII, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director, officer, agent or other person with respect to any acts or omissions of such director, officer, agent or other person occurring prior to, such repeal or modification.

ARTICLE IX

The Corporation reserves the right to amend or repeal any of the provisions contained in this Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights conferred upon the stockholders of the Corporation herein are granted subject to this reservation.

ARTICLE X

To the fullest extent permitted under law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation or an observer to the Board, in each case, who is not an employee or advisor of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person (x) solely in such Covered Person’s capacity as a director of the Corporation or an observer to the Board or (y) from the Corporation, a subsidiary of the Corporation or any officer, director, employee or any other affiliate of the Corporation or a subsidiary of the Corporation.

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4. This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this 20th day of March, 2014.

TUBEMOGUL, INC.

By:	/s/ Brett Wilson
Name:	Brett Wilson
Title:	President and Chief Executive Officer